                                                                           23.1
                       [LETTERHEAD OF COOPERS & LYBRAND]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Geotek Communications, Inc. (formerly Geotek Industries, Inc.) on Form S-3 of our report dated March 30, 1995, on our audits of the consolidated financial statements of Geotek Communications, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Company's Annual Report on Form 10-K/A. Our report contains an emphasis of a matter paragraph related to significant transactions with related parties in 1992.


COOPERS & LYBRAND

New York, New York
August 23, 1995